EXHIBIT 99.A

News

Southern Natural Gas Company Announces Pricing of $300,000,000 Private Placement of 4.40% Notes Due 2021

HOUSTON, TEXAS, June 2, 2011—Southern Natural Gas Company (SNG) announced today that SNG and its wholly-owned subsidiary, Southern Natural Issuing Corporation, priced an offering of $300,000,000 in aggregate principal amount of their 4.40% notes due 2021.  The notes will be issued at 99.911% of par to yield 4.411% to maturity.  SNG expects the offering to close on June 7, 2011, subject to customary closing conditions.  SNG plans to utilize the proceeds of the offering for growth capital expenditures and general partnership purposes.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act.  This press release shall not constitute an offer to sell or a solicitation of any offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act.

SNG is a Delaware general partnership, originally formed in 1935 as a corporation.  SNG is indirectly owned 85 percent by El Paso Pipeline Partners, L.P. (EPB) and 15 percent by El Paso Corporation (EPC).  The notes will not be guaranteed by EPB, EPC or any of their affiliates.  SNG’s primary business consists of the interstate transportation and storage of natural gas.  SNG conducts its business activities through its natural gas pipeline system.

Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of federal securities laws.  Such forward-looking statements are based on assumptions and beliefs that we believe to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material, depending upon the circumstances.  Where we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and based on assumptions believed to have a reasonable basis.  We cannot assure you, however, that the stated expectation or belief will occur or be achieved or accomplished.  The words “believe,” “expect,” “estimate,” “anticipate,” and similar expressions will generally identify forward-looking statements.  Our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany those statements.  In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed under the heading “Risk Factors” in SNG’s annual and quarterly reports and in the other documents SNG files with the Securities and Exchange Commission from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by SNG or on SNG’s behalf.

Contact

Investor and Media Relations
Bruce Connery
Vice President
(713) 420-5855

Media Relations
Bill Baerg, Manager
(713) 420-2906